Exhibit 10.1

March 21, 2006

Re:  Employment Transition Agreement

Dear Murray:

You have decided to resign from your employment with Adobe (also referred to as “the Company” below).  In order to assist both you and Adobe in our respective transition planning, we have agreed that our employment relationship will continue, and then terminate, on the following terms:

•                  you hereby resign voluntarily from your employment with the Company effective as of December 1, 2006;

•                  you will continue to be a full-time employee of the Company through June 16, 2006; from June 17-December 1, 2006, you will be a part-time employee working up to 20 hours per week, and paid on an as-worked non-exempt basis;

•                  you will continue to serve as the Company’s Chief Financial Officer until June 16, 2006 or such earlier time as the Company requests that you resign from that position; upon such request, you will promptly resign from any officer positions that you hold with the Company or any of its affiliated entities by delivering a written notice of such resignation(s) and other reasonably requested documentation to the Company in a form satisfactory to the Company; once you resign from your position as Chief Financial Officer, your duties for the remainder of your employment will consist of (a) completing an orderly transition of your duties to the Company’s new CFO, (b) reviewing the Company’s Q2 2006 Quarterly Report on Form 10-Q, (c) providing ongoing support and consultation for the new CFO, (d) performing special projects as requested by the Company’s Chief Executive Officer, (e) fulfilling your duties as needed for affiliated entities, and (f) any other reasonable duties that may be assigned to you from time-to-time by the Company;

•                  during the remainder of your full-time employment, you will continue to receive the base salary and employee fringe benefits that you currently receive from the Company;

•                  during your part-time employment your pay rate will be $223.55 per hour worked.  As you will be regularly scheduled to work less than 24 hours per week, you will be eligible for COBRA insurance coverage and will receive other employee fringe benefits in accordance with the Company’s applicable plans (including option vesting, which will continue), except with respect to the Annual Incentive Plan;

•                  if you begin employment for another company at any time prior to December 2, 2006, your employment with Adobe will terminate on the day immediately preceding the start of such alternate employment (or any earlier date that you resign), and all Adobe benefits and bonus programs will terminate in accordance with the terms of the respective plans and programs, except with respect to the Annual Incentive Plan;

•                  if you remain an employee in good standing of the Company through at least June 16, 2006, you will receive a pro-rated portion of your Annual Incentive Plan bonus for FY 2006, which award will be based on your AIP target percentage (65%) multiplied by your actual base salary earnings during FY 2006 and actual corporate results.   Any AIP bonus earned will be paid to you in accordance with the payment terms of the AIP, which is expected to be on or about January 2007; and

•                  nothing in this agreement alters your “at will” employment status with the Company.

Please sign and date this agreement in the spaces below to confirm your acceptance of its terms.

Sincerely,

Adobe Systems Incorporated

By:	/s/ Peg Wynn
Its:	Senior Vice President, Human Resources

I agree to and accept the terms of this Employment Transition Agreement.

/s/ Murray Demo		Dated: March 22, 2006
Murray Demo